Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED SECURITIES DIVIDENDS

                          (in thousands, except ratios)

                                                             For the Six
                                                            Months Ended
                                                            June 30,2003
                                                             (unaudited)
                                                            -------------
Net income                                                   $   13,116
                                                             ==========
Fixed charges:
      Audit fees                                                     37
      Trustee fees                                                   78
      Administrative and consulting fees                            602
                                                             ----------
Total fixed charges                                                 717
                                                             ----------
Earnings before fixed charges                                $   13,833
Fixed charges, as above                                             717
                                                             ----------
Preferred securities dividend                                    19,345
                                                             ----------
Fixed charges including preferred
securities dividends                                         $   20,062
                                                             ----------
Ratio of earnings to fixed charges and
preferred securities dividend                                       .69
                                                             ----------